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                              EXHIBIT 28.3





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Comerica Bank

                                     January 24, 1996

Mr. Michael Meier
Defiance, Inc.
1111 Chester Avenue
Suite 750
Cleveland, Ohio 44114-3516

      Re:   Defiance, Inc.

Dear Mike:

      You have requested that Comerica Bank consent to Defiance, Inc.'s repurchase of outstanding shares of Defiance, Inc. common stock pursuant to the Defiance, Inc. Stock Repurchase Plan effective as of January 24, 1996. Comerica Bank hereby consents to Defiance, Inc.'s repurchase of shares of its common stock pursuant to the terms of the Stock Repurchase Plan as in effect on the date hereof. Our consent is conditioned on there being no default or event of default under the Second Amended and Restated Loan Agreement by and between Defiance, Inc. and Comerica Bank as of the time of each repurchase of stock and after giving effect to each repurchase of stock.

      Our consent shall not act as a consent or waiver of any other transaction, act or omission, whether related or unrelated thereto.

                                     Very truly yours,

                                     COMERICA BANK

                                     By:  /s/ Kerry McGuire
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                                     Its:  Vice-President
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